Exhibit 4.7.5

ADDITIONAL AGREEMENT No. 5

to Network Interconnection Contract No.1-DVF

dated August 01, 2003

between Rostelecom and Dalsvyaz

as revised by the Agreement dated January 01, 2006

Moscow	2008

Rostelecom Open Joint-Stock Company of Long Distance and International Communication, hereinafter referred to as “Rostelecom”, represented by Rostelecom OJSC Director General Mr. Konstantin Yuryevich Solodukhin, acting on the basis of the Articles of Association, on the one part, and Open Joint-Stock Company Far East Telecom, hereinafter referred to as the “Operator”, represented by its acting Director General Mr. Vitaly Ivanovich Dobrovolsky, acting on the basis of Power of Attorney No. DSV-Z/GD dated January 28th, 2007, on the other part, collectively referred to as the “Parties” and separately as the “Party”, have made this Additional Agreement (hereinafter — the “Agreement”) to Network Interconnection Contract No.1-DVF dated August 01st, 2003 as revised by the Agreement dated January 01st, 2006 (hereinafter — the “Contract”) as follows:

1.             SUBJECT OF AGREEMENT

1.1           In compliance with this Agreement the Operator shall use differential Rates for zonal call termination at the network of the Operator/Interconnected Operator in the Primosky branch of Dalsvyaz OJSC.

2.             CONDITIONS OF RATES

2.1           The differentiated Rates shall be applied only within the term of this Agreement subject to the conditions listed in Table 1 below.

Table 1. Conditions of Rates

The total traffic from the services of zonal call termination at the Operator’s network and zonal call termination at the network of the Interconnected operator in the Primorsky Kray, thousands of minutes per month

Rates for the total traffic
up to 5,100	1.52 rub./min.
from 5,100 to 6,000	1.37 rub./min.
over 6,000	1.25 rub./min.

Note:

1) The rates given in Table 1 are in rubles without taxes which shall be charged in addition to the rates in compliance with the current laws.

3.             All the terms used in this Agreement shall have the meaning prescribed in the Contract.

4.             Any issues not specified by this Agreement shall be regulated by the Contract.

5.             This Agreement shall be made in the Russian language in two original counterparts, one for each Party.

6.             This Agreement shall take effect from the date of its signing and shall remain in force until termination of Network Interconnection Contract No.1-DVF dated August 01st, 2003 as revised by the Agreement dated January 01st, 2006.

7.             Banking details and signatures of the Parties:

Rostelecom OJSC: Legal address: 191002, St. Petersburg, 15, Dostoevskogo Street Director General Mr. K.Yu. Solodukhin 2008	Dalsvyaz OJSC: Legal address: 690950, Vladivostok, 57, Svetalnskaya Street Acting Director General Mr.V.I. Dobrovolsky 2008

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